Exhibit 10.1

TESORO CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

As previously disclosed, the Company’s director compensation program for 2014 provided for an annual retainer of $250,000, payable $110,000 in cash and $140,000 in the form of restricted stock units representing the right to receive shares of common stock with dividend equivalent rights (“RSUs”). Such RSUs vest one year from the date of grant, which is made in connection with the annual meeting of stockholders. In addition, the Chairman of the Board and Committee Chairs were entitled to the following annual amounts: Board Chair -- $200,000; Audit Committee Chair and Compensation Committee Chair -- $20,000; Environmental Health, Safety & Security Committee Chair and Governance Committee Chair -- $15,000.

The Board of Directors adopted changes to the director compensation program to (1) increase the cash portion of the annual compensation by $10,000 effective August 1, 2014 and (2) increase the equity-based portion of the annual compensation by $10,000 effective with the May 2015 grant cycle. The Board granted each of the non-employee directors an award of $7,500 in RSUs (or 126 RSUs), effective August 1, 2014, to compensate each director for (a) the pro-rata portion of the additional $10,000 in annual equity compensation for the period from August 1, 2014 through April 30, 2015. The RSUs will vest one year from the date of grant.